Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SeaChange International, Inc. on Form S-3 of our report dated April 20, 2020, with respect to our audits of the consolidated financial statements of SeaChange International, Inc. as of January 31, 2020 and for the year ended January 31, 2020 and our report dated April 20, 2020, with respect to our audit of internal control over financial reporting of SeaChange International, Inc. as of January 31, 2020 appearing in the Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2020. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

February 5, 2021